Filed pursuant to Rule 433 Registration Statement No. 333-158199-10 FINANCIAL PRODUCTS FACT SHEET (G69)

Offering Period: April 10, 2012 – May 1, 2012

5-year Annual Coupon CS Notes Linked to a Basket of 10 Reference Shares

Return Profile

  5-year securities with principal payment at maturity, in addition to an annual Coupon Payment linked to the performance of a weighted basket of 10 reference shares.
  An investor is entitled to receive annual Coupon Payments that are linked to the performance of an equally weighted basket of 10 reference shares, subject to the Minimum Coupon Percentage, with the Component Return of each reference share on each Valuation Date individually subject to the Fixed Component Percentage and the Component Return Floor.
  Any payment on the securities is subject to our ability to pay our obligations as they become due.

Terms

Issuer:	Credit Suisse AG (“Credit Suisse”), Nassau Branch.
Trade Date:	Expected to be May 2, 2012.
Settlement Date:	Expected to be May 7, 2012.
Basket:	Altria Group, Inc., Amazon.com, Inc., Archer-Daniels-Midland Company, Avon Products, Inc., Eli Lilly and Company, The Charles Schwab Corporation, Freeport-McMoRan Copper & Gold Inc., Intel Corporation, Valero Energy Corporation, and Verizon Communications Inc., each equally weighted.
Redemption Amount:	At maturity, equal to the principal amount of the securities you hold.
Coupon Payment:	On each Payment Date (including the Maturity Date), the principal amount of the securities you hold multiplied by the greater of (a) the Basket Return as of the Valuation Date immediately preceding such Payment Date and (b) the Minimum Coupon Percentage.
Basket Return:	On each Valuation Date: [(Final Basket Level – Initial Basket Level)/Initial Basket Level]
Initial Basket Level:	Set equal to 100 on the Trade Date.
Final Basket Level:	On any Valuation Date, the Basket Level on such Valuation Date.
Minimum Coupon Percentage:	Expected to be 0.50% p.a.
Component Return:	For each Basket Component on each Valuation Date, as determined as follows: (a) if the Final Share Price of such Basket Component on such Valuation Date is greater than or equal to its Initial Share Price, then the Fixed Component Percentage; (b) if the Final Share Price of such Basket Component on such Valuation Date is less than its Initial Share Price, then [(Final Share Price – Initial Share Price) / Initial Share Price], subject to the Component Return Floor.
Fixed Component Percentage:	For each Basket Component, expected to be between [5.0-6.0]% (to be set on Trade Date).
Component Return Floor:	For each Basket Component, expected to be -30% (to be set on Trade Date).
Initial Share Price:	For each Basket Component, the closing price of one share of such Basket Component on the Trade Date.
Final Share Price:	For each Basket Component, on each Valuation Date, the closing price of such Basket Component on such Valuation Date.
Payment Dates:	May 7, 2013, May 7, 2014, May 7, 2015, May 5, 2016, and the Maturity Date.
Valuation Dates:	May 2, 2013, May 2, 2014, May 4, 2015, May 2, 2016, and May 2, 2017.
Maturity Date:	May 5, 2017
CUSIP:	22546TQX2

Benefits

  Offers an Annual Payment based on the performance of the Basket, subject to a Minimum Coupon Percentage.

Hypothetical Returns at Maturity

Basket Return at Maturity	Redemption Amount + last Coupon Payment(1)(2)
50%	$1,055.00
40%	$1,055.00
30%	$1,055.00
20%	$1,055.00
10%	$1,055.00
0%	$1,055.00
-10%	$1,005.00
-20%	$1,005.00
-30%	$1,005.00
-40%	$1,005.00
-50%	$1,005.00

(1) Illustrates hypothetical Coupon Payments for one Payment Date for $1,000 principal amount of the securities.

(2) Assumes a Fixed Component Percentage of 5.50%, the midpoint of the expected range (to be set on the Trade Date).

Product Risks

  The value of the securities and the payment of any amount due on the securities are subject to the credit risk of Credit Suisse.
  The securities may not pay more than the Minimum Coupon Percentage.
  On each Valuation Date, each Basket Component is individually subject to the Fixed Component Percentage with respect to any positive returns.
  Changes in the values of the Basket Components may offset each other.
  (See “Additional Risk Considerations” on the next page.)

Product Summary

Horizon (years)	5 Years
Investment Objective	Appreciation
Market Outlook	Bullish

FINANCIAL PRODUCTS FACT SHEET

Offering Period: April 10, 2012 – May 1, 2012

5-year Annual Coupon CS Notes Linked to a Basekt of 10 Reference Shares

Additional Risk Considerations

•Prior to maturity, costs such as concessions and hedging may affect the value of the securities.

•Anti-dilution protection is limited.

•Liquidity – The securities will not be listed on any securities exchange. Credit Suisse (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Many factors, most of which are beyond the control of the Issuer, will influence the value of the securities and the price at which the securities may be purchased or sold in the secondary market. For example, the creditworthiness of the Issuer, including actual or anticipated downgrades to the Issuer’s credit ratings, may be a contributing factor.

•Potential Conflicts – We and our affiliates play a variety of roles in connection with the issuance of the securities including acting as calculation agent and hedging our obligations under the securities. The agent for this offering, Credit Suisse Securities (USA) LLC (“CSSU”), is our affiliate. In accordance with FINRA Rule 5121, CSSU may not make sales in this offering to any discretionary account without prior written approval of the customer.

•Owning the securities is not the same as directly owning the Basket Components or certain other commodity-related contracts.

The risks set forth in the section entitled “Product Risks” on the preceding page and this section “Additional Risk Considerations” are only intended as summaries of some of the risks relating to an investment in the securities. Prior to investing in the securities, you should, in particular, review the “Product Risks” and “Additional Risk Considerations” sections herein, the “Selected Risk Considerations” section in the pricing supplement and the “Risk Factors” section of the product supplement, which set forth risks related to an investment in the securities.

Disclaimer

IRS Circular 230 Disclosure: Credit Suisse and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with Credit Suisse of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.

Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early sales could result in lower than anticipated returns. This information is not intended to provide and should not be relied upon as providing accounting, legal, regulatory or tax advice. Investors should consult with their own advisors as to these matters.

This material is not a product of Credit Suisse Research Departments. Financial Products may involve a high degree of risk, and may be appropriate investments only for sophisticated investors who are capable of understanding and assuming the risks involved. Credit Suisse and its affiliates may have positions (long or short), effect transactions or make markets in securities or financial instruments mentioned herein (or options with respect thereto), or provide advice or loans to, or participate in the underwriting or restructuring of the obligations, issuers of the stocks comprising the applicable index, indices or fund mentioned herein. Credit Suisse is a member of FINRA, NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a Credit Suisse entity qualified in their home jurisdiction unless governing law permits otherwise.

This document is a summary of the terms of the securities and factors that you should consider before deciding to invest in the securities. Credit Suisse has filed a registration statement (including pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission, or SEC, for the offering to which this offering summary relates. Before you invest, you should read this summary together with the Preliminary Pricing Supplement dated April 10, 2012, Product Supplement No. G-I dated April 9, 2012, Prospectus Supplement dated March 23, 2012 and Prospectus dated March 23, 2012 to understand fully the terms of the securities and other considerations that are important in making a decision about investing in the securities. You may get these documents without cost by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, Credit Suisse, any agent or any dealer participating in this offering will arrange to send you the pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus if you so request by calling toll-free 1 (800) 221-1037.

You may access the pricing supplement related to the offering summarized herein on the SEC website at: http://www.sec.gov/Archives/edgar/data/1053092/000095010312001865/dp29874_424b2-g69.htm

You may access the underlying supplement, product supplement, prospectus supplement and prospectus on the SEC website at www.sec.gov or by clicking on the hyperlinks to each of the respective documents incorporated by reference in the pricing supplement.